UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                    March 18, 2005

SCOTIA PACIFIC COMPANY LLC

(Exact name of registrant as specified in its charter)

Delaware	333-63825	68-0414690
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 712 125 Main Street, 2nd Floor Scotia, California	95565
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (707) 764-2330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A (the "Amended Filing") amends and supersedes in its entirety the Current Report on Form 8-K to which it relates, filed on March 22, 2005 (the "Original Filing"). The Original Filing inadvertently included under "Item 1.01 Entry into a Material Definitive Agreement" information which should have been part of "Item 8.01. Other Events." That information has been moved to "Item 8.01 Other Events" in this Amended Filing and the information included under "Item 1.01. Entry into a Material Definitive Agreement" has been deleted in its entirety in this Amended Filing.

Item 8.01.	Other Events.

On March 18, 2005, the Registrant's parent, The Pacific Lumber Company ("Palco"), and Palco's subsidiary, Britt Lumber Co., Inc., as borrowers, and Bank of America, N. A. ("Bank of America") entered into an amendment and limited waiver ("Amendment No. 4") to the Credit Agreement among borrowers and Bank of America (the "Credit Agreement"). Amendment No. 4 modifies the Credit Agreement by, among other things, (a) increasing the amount able to be borrowed by at least $3.0 million as the result of the pledge by Palco's parent, MAXXAM Group Inc, of a $2.0 million certificate of deposit (the "MGI Pledge"), and a decrease of $1.0 million in the borrowing base reserve, (b) requiring the borrowers to deliver to Bank of America documents necessary to perfect Bank of America's security interests in all vehicles owned by the borrowers, (c) requiring the borrowers to deliver to Bank of America weekly cash-flow projections from March 21, 2005 through April 15, 2005, (d) continuing until April 15, 2005, a limited waiver previously granted by Bank of America, of the default caused or expected to be caused by the borrowers' failure to attain a specified level of EBITDA (as defined in the Credit Agreement) during the fiscal quarters ended December 31, 2004 (and, pursuant to Amendment No. 4, March 31, 2005), as required under Section 7.27 of the Credit Agreement, (e) requiring the borrowers to continue to pay interest at the default rate, which is 2% per annum higher than the rate that would otherwise apply under the Credit Agreement and (f) requiring the borrowers to pay an aggregate fee of $300,000.

The Registrant, Palco and various of their affiliates assigned their rights under a settlement agreement with several insurance companies. Subject to certain limitations, this action will enable the borrowers to borrow 95% of the receivable payable to Palco under the settlement agreement (of which $1,385,000 is to be paid by April 15, 2005, and the remaining $1,700,000 is to be paid by May 18, 2005). The security agreement evidencing the MGI Pledge terminates on the later of any subsequent amendment to the Credit Agreement or repayment of the obligations under the Credit Agreement. This description of Amendment No. 4 is qualified in its entirety by the actual provisions of Amendment No. 4, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference into this "Item 8.01. Other Events."

Palco is discussing with Bank of America long-term amendments that would cure the existing default and avoid further anticipated defaults under the Credit Agreement and give Palco necessary ongoing liquidity beyond the April 15, 2005, limited waiver expiration date provided for in Amendment No. 4. Also, as previously disclosed, Palco and the Registrant are continuing their efforts to obtain the clearance of the California North Coast Regional Water Quality Control Board of sufficient timber harvesting to allow Palco to sustain its current level of operations and to enable the Registrant to fund required interest payments due in July 2005 on the Registrant's $750 million of Timber Notes. There can be no assurance that either of these efforts will succeed.

Unless the Registrant is able to avoid default on its Timber Notes and Palco is able to resolve both its bank line of credit problem and the regulatory harvest limitation problem, the Company and Palco expect that they will be forced to take extraordinary actions, which may include: reducing expenditures by laying off employees and shutting down various operations; seeking other sources of liquidity, such as from asset sales; and seeking protection by filing under the United States Bankruptcy Code.

On March 21, 2005, Palco issued a press release reporting that it and Britt Lumber Co., Inc. had amended the Credit Agreement and secured the limited waiver. The press release is attached to this Current Report on Form 8-K/A as Exhibit 99.2 and incorporated by reference into this "Item 8.01. Other Events."

Item 9.01.	Financial Statements and Exhibits.

c) Exhibits

Exhibit Number	Description
99.1	Amendment No. 4 to the Credit Agreement and Limited Waiver, dated as of March 18, 2005, among The Pacific Lumber Company, Britt Lumber Co., Inc. and Bank of America, N.A. (filed herewith).
99.2	Press Release of The Pacific Lumber Company dated March 21, 2005 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 23, 2005	SCOTIA PACIFIC COMPANY LLC
	By:	/s/ Bernard L. Birkel
	Name:	Bernard L. Birkel
	Title:	Secretary & Senior Assistant General Counsel